EXHIBIT 1

AMENDED AND RESTATED
SHARE PURCHASE AGREEMENT

        Amended and Restated Share Purchase Agreement dated April 25, 2006 between IAMGold CORPORATION (“IAMGold”), REPADRE INTERNATIONAL CORPORATION (“Repadre” and, together with IAMGold, the “Vendors”), BATTLE MOUNTAIN GOLD EXPLORATION CORP. (“BMGX”) and 1212500 ALBERTA LTD. (“AlbertaCo” and, together with BMGX, the “Purchasers”).

RECITALS

(a)	1210078 Alberta Ltd. (“Newco Canada”), a corporation incorporated and existing under the laws of the Province of Alberta, is the legal and beneficial owner of all right, title and interest in and to the Royalty Agreements listed under the heading “Newco Canada” on Schedule “A” attached hereto;

(b)	BMGX (Barbados) Corporation (“Newco Barbados”), a corporation incorporated and existing under the laws of Barbados, is the legal and beneficial owner of all right, title and interest in and to the Royalty Agreements listed under the heading “Newco Barbados” on Schedule “A” attached hereto;

(c)	IAMGold and BMGX entered into a Share Purchase Agreement dated November 28, 2005 (the “Original Share Purchase Agreement”) pursuant to which IAMGold agreed to sell to BMGX, and BMGX agreed to purchase, all of the issued and outstanding shares of Newco Canada and Newco Barbados;

(d)	IAMGold has transferred to Repadre all of the outstanding shares of Newco Barbados;

(e)	As of the date hereof, IAMGold is the registered and beneficial owner of all of the issued and outstanding shares of Newco Canada and Repadre is the registered and beneficial owner of all of the issued and outstanding shares of Newco Barbados;

(f)	IAMGold has agreed to transfer to AlbertaCo, and AlbertaCo has agreed to purchase, all of the issued and outstanding shares of Newco Canada;

(g)	Repadre has agreed to transfer to BMGX, and BMGX has agreed to purchase, all of the issued and outstanding shares of Newco Barbados; and

(h)	As a result of the foregoing events, the parties hereto wish to amend, and for ease of reference, to restate, the Original Share Purchase Agreement, all as set forth herein.

        NOW THEREFORE in consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

Section 1     Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(a)	“Agreement” means this amended and restated share purchase agreement and all schedules attached to it and the expression “Section” followed by a number means and refers to the specified Section of this Agreement.

(b)	“Authorization” means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Average Trading Price” means: (i) if the transactions contemplated by this Agreement are announced on a trading day prior to the opening of, or during, trading on such day, the weighted average trading price of the Common Shares for the two trading days prior to the date of such announcement, the trading day of the date of such announcement and the two trading days following the date of such announcement, or (ii) if the transactions contemplated by this Agreement are announced after the close of trading on such day, the weighted average trading price of the Common Shares for the two trading days prior to the date of such announcement and the three trading days following the date of such announcement, on the Over the Counter Bulletin Board and on such other stock exchange on which the Company is listed, as reported by the Wall Street Journal and the National Quotation Bureau pink sheets.

(d)	“Barbados Shares” means all of the issued and outstanding shares of Newco Barbados.

(e)	“Canada Shares” means all of the issued and outstanding shares of Newco Canada.

(f)	“Cash Consideration” has the meaning specified in Section 3(b)(i).

(g)	“Closing Date” has the meaning specified in Section 7.

(h)	“Common Shares” means the shares without nominal or par value of BMGX designated as “common shares”.

(i)	“Debenture”means the 6% exchangeable secured subordinated debenture in the principal amount of US$2,000,000 issued by AlbertaCo, and guaranteed by BMGX, in the form attached hereto as Schedule “B”, pursuant to which the holder thereof shall be entitled to exchange all or any portion of the principal amount thereof and all or any portion of the accrued interest thereon, for Debenture Shares at an exchange price of $0.50 per Debenture Share.

(j)	“Debenture Shares” means the Common Shares issuable to the holder of the Debenture upon the exchange thereof in accordance with the terms thereof.

(k)	“Governmental Entity” means any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and (iv) any stock exchange.

(l)	“Guarantee” means the guarantee and support agreement dated the date hereof, executed by BMGX in favour of IAMGold in respect of the obligations of AlbertaCo pursuant to the Debenture.

(m)	“Guarantee Security” means the general security agreement dated the date hereof, executed by BMGX in favour of IAMGold in respect of the obligations of BMGX pursuant to the Guarantee.

(n)	“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

(o)	“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation.

(p)	“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(q)	“Purchased Shares” has the meaning specified in Section 2.

(r)	“Registration Rights Agreement” means the registration rights agreement with respect to the preparation and filing by BMGX of one or more resale registration statements pursuant to United States securities laws with respect to the registration of the Common Shares and the Debenture Shares, in the form attached hereto as Schedule “C”.

(s)	“Required Value” means:

(i)	in respect of Section 3(a)(iii), the number of Common Shares equal to a quotient, where (A) the numerator is equal to 5,806,000 multiplied by $0.50 and (B) the denominator is equal to the Average Trading Price;

(ii)	in respect of Section 3(b)(ii), the number of Common Shares equal to a quotient, where (A) the numerator is equal to 6,194,000 multiplied by $0.50 and (B) the denominator is equal to the Average Trading Price.

(t)	“Royalty Agreements” means the royalty agreements described on Schedule “A”attached hereto.

(u)	“Share Consideration”has the meaning specified in Section 3(b)(ii).

(v)	“Transaction Documents” means this Agreement, the Debenture, the Registration Rights Agreement, the Guarantee, the Guarantee Security and all other documents and instruments stipulated by the preceding documents to be executed in connection with the transactions contemplated herein or therein.

Section 2     Purchase and Sale.

        Subject to the terms and conditions of this Agreement, on the Closing Date (i) IAMGold agrees to sell, assign and transfer to AlbertaCo and AlbertaCo agrees to purchase from IAMGold, the Canada Shares and (ii) Repadre agrees to sell, assign and transfer to BMGX, and BMGX agrees to purchase from Repadre, the Barbados Shares (together with the Canada Shares, the “Purchased Shares”).

Section 3     Purchase Price.

        The purchase price payable by the Purchasers for the Purchased Shares shall be an aggregate of US$21,850,000, which shall be satisfied as follows:

(a)	for the Canada Shares, by the delivery to IAMGold of:

(i)	the Debenture, duly executed by AlbertaCo;

(ii)	a certified cheque or bank draft or wire transfer in the amount of US$9,947,000; and

(iii)	a share certificate registered in the name of IAMGold (or as IAMGold otherwise directs), representing that number of Common Shares that is equal to the greater of (A) 5,806,000; and (B) the Required Value; and

(b)	for the Barbados Shares, by the delivery to Repadre of:

(i)	a certified cheque or bank draft or wire transfer in the amount of US$3,903,000 (collectively, with the amount set forth in Section 3(a)(ii) above, the “Cash Consideration”); and

(ii)	a share certificate, registered in the name of Repadre (or as Repadre otherwise directs), representing that number of Common Shares of BMGX that is equal to the greater of (A) 6,194,000, and the Required Value (collectively with the Common Shares set forth in Section 3(a)(iii) above, the “Share Consideration”).

Section 4     Vendor’s Representations and Warranties.

        At the date of this Agreement and at the Closing Date, each of the Vendors jointly and severally represents and warrants as follows to the Purchasers and acknowledges and confirms that the Purchasers are relying upon such representations and warranties in connection with the purchase by the Purchasers of the Purchased Shares:

(a)	Incorporation and Qualification. IAMGold is a corporation existing under the federal laws of Canada and has the corporate power to enter into and perform its obligations under the Transaction Documents to which it is a party. Repadre is a corporation incorporated and existing under the laws of Barbados and has the corporate power to enter into and perform its obligations under the Transaction Documents to which it is a party.

(b)	Corporate Authority. The execution and delivery of and performance by each of the Vendors of the Transaction Documents to which it is a party have been authorized by all necessary corporate action on the part of each of the Vendors. The transfer of the Canada Shares to AlbertaCo has been authorized by all necessary corporate action of Newco Canada and IAMGold, and the transfer of the Barbados Shares to BMGX has been authorized by all necessary corporate action of Newco Barbados and Repadre.

(c)	No Violation or Breach. The execution and delivery of and performance by the Vendors of the Transaction Documents:

(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the constating documents or by-laws of either Vendor, Newco Canada or Newco Barbados;

(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any contracts or instruments to which either Vendor, Newco Canada or Newco Barbados is a party or pursuant to which any of the assets or property of either Vendor, Newco Canada or Newco Barbados may be affected;

(iii)	will not result in a breach of, or cause the termination or revocation of, any authorization held by either Vendor, Newco Canada or Newco Barbados or necessary to the ownership of the Purchased Shares; and

(iv)	will not result in the violation of any Law.

(d)	Authorizations and Consents. There is no requirement on the part of either Vendor, Newco Canada or Newco Barbados to make any filing with or give any notice to any Governmental Entity, or obtain any Authorization, in connection with the completion of the transactions contemplated by the Transaction Documents, except for filings and notifications required by applicable securities Laws. All necessary consents, approvals and authorizations of any Person required under any contracts or instruments to which either Vendor, Newco Canada or Newco Barbados is a party or pursuant to which any of the assets or property of either Vendor, Newco Canada or Newco Barbados may be affected in connection with the completion of the transactions contemplated by the Transaction Documents have been obtained or will be obtained on or prior to the Closing Date.

(e)	Execution and Binding Obligation. At or prior to the time of Closing on the Closing Date, each of the Transaction Documents to which either Vendor is a party will be duly executed and delivered by the applicable Vendor and will constitute a legal, valid and binding agreement of such Vendor, enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)	Authorized and Issued Capital. The Canada Shares constitute all of the issued and outstanding shares of Newco Canada and the Barbados Shares constitute all of the issued and outstanding shares of Newco Barbados. All of the Purchased Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

(g)	No Other Agreements to Purchase. Except for the Purchasers’ rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from either Vendor of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of either Newco Canada or Newco Barbados.

(h)	Title to Purchased Shares. The Canada Shares are owned by IAMGold, as the registered and beneficial owner, with good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of incorporation of Newco Canada. The Barbados Shares are owned by Repadre as the registered and beneficial owner, with good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the incorporating documents of Newco Barbados.

(i)	No Action. Neither Vendor is aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by the Transaction Documents.

(j)	Residence. IAMGold is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(k)	Royalty Agreements. At the time of closing onthe Closing Date, the principal assets of Newco Canada will consist of the Royalty Agreements listed on Schedule “A” attached hereto under the heading “Newco Canada” and the principal assets of Newco Barbados will consist of the Royalty Agreements listed on Schedule “A” attached hereto under the heading “Newco Barbados”. To the knowledge of the Vendors, each of the Vendors, Newco Canada and Newco Barbados has performed all of the obligations required to be performed by each of them under the Royalty Agreements, and Newco Canada or Newco Barbados, as applicable, is entitled to the benefits and rights of the royalty holder pursuant to each Royalty Agreement that has been assigned to Newco Canada or Newco Barbados, as applicable. To the knowledge of the Vendors, each of the Royalty Agreements is in full force and effect and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Royalty Agreement.

(l)	Liabilities. Except with respect to the liabilities assumed by Newco Canada and Newco Barbados pursuant to the Royalty Agreements as a result of the transfer thereof to Newco Canada or Newco Barbados, as applicable, no liabilities or obligations were created in Newco Canada or Newco Barbados as a result of either establishing Newco Canada or Newco Barbados or transferring the Royalty Agreements into Newco Canada or Newco Barbados, as applicable (other than liabilities arising in connection with future tax payable by Newco Canada or Newco Barbados, as applicable, in respect of future payments received pursuant to the Royalty Agreements), and there are no other material liabilities in Newco Canada or Newco Barbados as of the date hereof.

Section 5     Purchasers Representations and Warranties.

        At the date of this Agreement and at the Closing Date, each of the Purchasers jointly and severally represents and warrants to each of the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors to the Purchasers of the Purchased Shares:

(a)	Incorporation and Qualification. BMGX is a corporation incorporated and existing under the laws of the state of Nevada. AlbertaCo is a corporation incorporated and existing under the laws of Alberta. Each of the Purchasers has the corporate power to enter into and perform its obligations under the Transaction Documents to which it is a party, and without limiting the foregoing, BMGX has the corporate power to issue the Share Consideration and to issue the Debenture Shares upon the exchange, if any, of the Debenture for such Debenture Shares.

(b)	Corporate Authority. The execution and delivery of, and performance by each Purchaser of its obligations under each of the Transaction Documents to which it is a party (including, without limitation, the issuance by BMGX of the Common Shares and the allotment, reservation and, if applicable, issuance of the Debenture Shares) have been authorized by all necessary corporate action on the part of each of the Purchasers.

(c)	No Violation or Breach. The execution and delivery of and performance by each Purchaser of its obligations under the Transaction Documents to which it is a party (including, without limitation, the issuance by BMGX of the Common Shares and the allotment, reservation and, if applicable, issuance of the Debenture Shares):

(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of either Purchaser’s constating documents or by-laws;

(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which either Purchaser is a party; and

(iii)	will not result in the violation of any Law.

(d)	Execution and Binding Obligation. At or prior to the time of Closing on the Closing Date, each of the Transaction Documents to which a Purchaser is a party will have been duly executed and delivered by the applicable Purchaser and will constitute a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject only to any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)	Actions, Proceedings. There is no action, proceeding or investigation pending or threatened against or affecting either Purchaser at law or in equity or before any international, federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, which could in any way reasonably be expected to materially adversely affect either Purchaser or the condition of either Purchaser or which questions the validity of the purchase of the Purchased Shares by the Purchasers or the issuance of the Share Consideration, the Debenture or the Debenture Shares, if issued, or any action taken or to be taken by either Purchaser in connection with the Transaction Documents.

(f)	Authorizations and Consents. All necessary consents, approvals, authorizations, filings and notifications of, from, with or to any Person required under any contracts or instruments to which either Purchaser is a party or required under applicable Laws and there is no requirement on the part of either Purchaser to make any filing with or give any notice to any Governmental Entity, or to obtain any Authorization, in connection with the completion of the transactions contemplated by the Transaction Documents, except for filings and notifications required by applicable securities Laws, all of which have been made.

(g)	Authorized and Issued Capital. The authorized capital of BMGX consists of 200,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, of which, (i) at this date, 42,530,000Common Shares, and no preferred shares, have been issued and are outstanding as fully paid and non-assessable, and (ii) at the Closing Date not more than

85,000,000 Common Shares and no preferred shares, will be issued and outstanding as fully paid and non-assessable. As of the date hereof and on the Closing Date, all of the issued and outstanding shares of AlbertaCo will be legally and beneficially owned by BMGX.

(h)	Common Shares. Upon issuance, the Share Consideration will be duly authorized and validly issued as fully paid and non-assessable Common Shares, and, at the time of closing on the closing Date, each of the Vendors will acquire good and valid title to that portion of the Share Consideration to which it is entitled pursuant to Section 3 free and clear of any Liens. There are no outstanding contractual obligations of BMGX restricting the transfer or requiring the registration or sale of any Common Shares, or granting any pre-emptive or anti-dilutive right or any other rights, subscriptions, calls, commitments, warrants, options or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued any Common Shares or any security convertible into or exchangeable for any Common Shares.

(i)	Debenture Shares. On the Closing Date, 4,000,000 Debenture Shares will be allotted and reserved for issuance, upon the exchange, if any, of the Debenture for all or part of such Debenture Shares. Upon issuance, the Debenture Shares will be duly authorized and validly issued as fully paid and non-assessable Common Shares of BMGX, and the holder of the Debenture will acquire good and valid title to such Debenture Shares, free and clear of any liens.

(j)	Investment Canada Act. AlbertaCo is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

(k)	Securities Laws. ThePurchasers are acquiring the Canada Shares or Barbados Shares, as the case may be, as principals and not as agents, and are acquiring such Canada Shares or Barbados Shares, as the case may be, for investment purposes only and not with a view to resale or distribution. AlbertaCo is not a non-resident person (as defined in Section 116 of the Income Tax Act (Canada)) and confirms that the purchase of the Purchased Shares is exempt from the registration and prospectus requirements of applicable securities Laws in Canada. BMGX further confirms that it is an “accredited investor” (as such term is defined in Rule 501(a) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)) and that the Barbados Shares will be held by BMGX solely for its own account for investment purposes only, and not with a view to or for any resale, subdivision or distribution of any part thereof into the United States or to a U.S. person (as such terms are defined in Regulation S under the U.S. Securities Act) and has no plans to enter into and has not entered into any contract, undertaking or agreement to do anything inconsistent with the foregoing.

Section 6     Conditions of Closing.

(w)	Conditions for the Benefit of the Purchasers. The purchase by the Purchasers of the Purchased Shares is subject to the following conditions to be fulfilled or performed on or before the Closing Date, which conditions are for the exclusive benefit of the Purchasers and may be waived, in whole or in part, by the Purchasers in their sole discretion:

(i)	the covenants, representations and warranties of the Vendors contained in the Transaction Documents shall be true as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of such date;

(ii)	the Vendors shall have delivered to the Purchasers certified copies of (i) all resolutions of the directors of each Vendor approving the execution, delivery and performance by such Vendor of its obligations under the Transaction Documents to which it is a party, and (ii) a resolution of the directors of Newco Canada approving the transfer of the Canada Shares to AlbertaCo;

(iii)	all of the share certificates representing the Purchased Shares shall be delivered to the Purchasers, duly endorsed for transfer to the applicable Purchaser or accompanied by an irrevocable share transfer power of attorney duly executed in blank by the applicable Vendor;

(iv)	as at the Closing Date, no event or condition shall have occurred, or shall exist, that individually or in the aggregate is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations, business, operations or prospects of either Newco Canada or Newco Barbados; and

(v)	each of the Vendors shall have duly executed and delivered to the Purchasers each of the Transaction Documents to which to which it is a party.

All obligations of the Vendors, or either of them, under this Agreement shall be joint and several obligations of the Vendors.

(x)	Conditions for the Benefit of the Vendors. The sale by the Vendors of the Purchased Shares is subject to the following conditions to be fulfilled or performed on or before the Closing Date, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors in their sole discretion:

(i)	the covenants, representations and warranties of the Purchasers contained in the Transaction Documents shall be true as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of such date;

(ii)	each Purchaser shall deliver to the Vendor a certified copy of a resolution of the directors of such Purchaser approving, among other things, the execution, delivery and performance by such Purchaser of its obligations under the Transaction Documents to which it is a party and, in the case of BMGX, authorizing the issuance of the Common Shares to the Vendors, allotting and reserving for issuance 4,000,000 Debenture Shares and approving the issuance of the Debenture Shares upon the exchange of the Debenture in accordance with the terms thereof;

(iii)	the Purchasers shall deliver the share certificates representing the Share Consideration, with such Common Shares registered in the names of the Vendors in accordance with Section 3, or as the Vendors may otherwise direct;

(iv)	as at the Closing Date, no event or condition shall have occurred, or shall exist, that individually or in the aggregate is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations, business, operations or prospects of the Purchasers; and

(v)	each of the Purchasers shall have duly executed and delivered to the Vendors each of the Transaction Documents to which it is a party.

All obligations of the Purchasers, or either of them, under this Agreement shall be joint and several obligations of the Purchasers.

Section 7    Closing.

        The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C., at 9:30 a.m. (Vancouver time) on the date hereof or at such other place, on such other date and such other time as may be agreed upon in writing by the parties (the “Closing Date”).

Section 8     Deliveries.

        Subject to the satisfaction or waiver by the relevant party of the conditions of closing, on the Closing Date, the Vendors shall deliver actual possession of the Purchased Shares to the Purchasers and upon such delivery, the Purchasers shall pay the Cash Consideration and deliver the Share Consideration and the Debenture to the Vendors, all in accordance with Section 3.

Section 9    Survival of Covenants, Representations and Warranties.

(a)	The covenants, representations and warranties of the Vendors contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Purchasers, shall continue in full force and effect for the benefit of the Purchasers without limitation of time, subject only to applicable limitation periods imposed by Law.

(b)	The covenants, representations and warranties of the Purchasers contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Vendors, shall continue in full force and effect for the benefit of the Vendors without limitation of time, subject only to applicable limitation periods imposed by Law.

Section 10    Time of the Essence.

        Time shall be of the essence of this Agreement.

Section 11    Enurement.

        This Agreement shall become effective when executed by the Vendors and the Purchasers and after that time shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any party hereto without the consent of the other parties hereto.

Section 12    Entire Agreement.

        The Transaction Documents constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and thereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of the Transaction Documents, except as specifically set forth herein and therein. The parties are not, and will not, relying upon any other information, discussion or understanding in entering into and completing the transactions contemplated by the Transaction Documents.

Section 13 Waiver.

(a)	No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall any such waiver be binding unless executed in writing by the party to be bound by the waiver.

(b)	No failure on the part of any Vendor or Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 14    Further Assurances.

        Each of the parties hereto covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

Section 15    Severability.

        If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable by any court of competent jurisdiction from which no appeal exists or is taken, such provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 16    Governing Law.

        This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 17    Public Announcements.

        Prior to the Closing Date no party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement, or the transactions contemplated hereby, or otherwise communicate with any news media without prior approval of the other parties hereto, unless such disclosure is required by Law (in which event the party obliged to make such disclosure shall consult with the other party prior to making such disclosure). The parties hereto shall cooperate, using commercially reasonable efforts, as to the timing and contents of any such announcement, including any such announcement required by Law. Notwithstanding the foregoing, the parties hereto shall agree, on or prior to the Closing Date, as to the timing and contents of any press release concerning the consummation of the transactions contemplated hereby.

Section 18    Notices, etc.

        Any notice, direction or other communication to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(i)	to Battle Mountain Gold Exploration Corp. at:

One East Liberty Street Sixth Floor, Suite 9 Reno, Nevada 89504 Attention: President Facsimile: (775) 686 6066

(ii)	to 1212500 Alberta Ltd. at:

#1003, 409 Granville St. Vancouver, B.C. V6C 1T2 Attention President Facsimile: (604) 687-4655

(iii)	to Repadre International Corporation at:

Chancery House High Street Bridgetown Barbados W.I. Attention: Andrew Fereira Facsimile: 1 (246) 431-0076

(iv)	to IAMGold Corporation at:

220 Bay Street 5th Floor Toronto, Ontario Canada M5J 2W4 Attention: Grant Edey Facsimile: (416) 360-4750

Section 19    Counterparts.

        This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts, taken together, shall be deemed to constitute one and the same instrument.

Section 20    No Novation.

        This Agreement is an amendment and restatement, and not a novation, of the Original Share Purchase Agreement. The Original Share Purchase Agreement has been restated as provided herein solely for the purposes of reflecting the amendments thereto, and all references to the Original Share Purchase Agreement in any other document shall, as of the Closing Date, be deemed to be referenced to this Agreement without further amendment thereto.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

        IN WITNESS WHEREOF the parties hereto have each executed this Amended and Restated Share Purchase Agreement.

IAMGOLD CORPORATION

By:  ____________________________________
         Name:
         Title:

REPADRE INTERNATIONAL CORPORATION

By:  ____________________________________
         Name:
         Title:

1212500 ALBERTA LTD.

By:  ____________________________________
         Name:
         Title:

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By:  ____________________________________
         Name:
         Title:

SCHEDULE “A”
PRINCIPAL ASSETS OF NEWCO CANADA AND NEWCO BARBADOS

Royalty Agreements held by Newco Canada

Mine	Royalty Agreement	Amending Agreement(s)	Owner

Williams Mine,	Agreement between Corona Corporation		Teck Cominco (50%)
Ontario (Trust	and Teck Corporation (collectively,
Units to be	the "Payor") and Central Guaranty		Barrick Gold Corporation
transferred)	Trust Company and Murray Pezim,		(50
Lawrence Page, Nell Dragovan, David
Bell, Alan Lenczer and Ron Slaght,
dated November 10, 1989

Assignment and Transfer Agreement
between 3284794 Canada Inc., Murray
Pezim and Repadre Capital Corporation
dated October 31, 1996

Joe Mann Mine,	Net Smelter Return Royalty Agreement		Campbell Resources
Quebec	between Meston Resources Inc. and
Repadre Capital Corporation, dated
April 23, 1993

El Limon Mine,	Net Smelter Return Royalty Agreement	Letter Agreement between Repadre	Glencairn Gold
Nicaragua	between Triton Minera S.A. and	Capital Corporation, Triton Mining	Corporation
	Repadre Capital Corporation, dated	Corporation, Black Hawk Mining
	May 10, 1994	Inc., and Minera Triton Argentina
S.A. dated November 16, 1998
The Net Profit Interest Royalty
	between Triton Minera S.A. and	Amending Agreement between Black
	Repadre Capital Corporation, dated	Hawk Mining Inc., Triton Mining

Mine	Royalty Agreement	Amending Agreement(s)	Owner

and Repadre Capital Corporation
dated November 30, 1998
Letter Agreement between Black
Hawk Mining Inc., Triton Mining
Corporation, Minera Triton
Argentina S.A., Triton Minera S.A.
and Repadre Capital Corporation
dated May 2, 2000

Lluvio de Oro Mine,	Net Smelter Return Royalty Agreement		Pecamin S.A.
Mexico	between North American Metals Corp.
and Repadre Capital Corporation dated
July 2, 1993

Net Smelter Return Royalty Agreement
between Compania Minera Lluvia de Oro
S.A. de C.V. and Repadre Capital
Corporation and dated September 9,
1996

Night Hawk Lake	Net Smelter Return Royalty Agreement		Cross Lake Minerals
Property, Ontario	between Cross Lake Minerals Ltd.,		Ltd., East West Resource
	East West Resource Corporation,		Corporation and Canadian
	Canadian Golden Dragon Resources Ltd.		Golden Dragon Resources
	and Repadre Capital Corporation dated		Ltd.
July 31, 2001

Seguenega Property,	Net Smelter Return Royalty Agreement,	Letter Agreement between Orezone	Orezone Resources Inc.
Burkina Faso	Schedule 1 to the Letter Agreement	Resources Inc. and Repadre Capital
	between Orezone Resources Inc. and	Corporation dated January 25, 2002

Mine	Royalty Agreement	Amending Agreement(s)	Owner

Repadre Capital Corporation dated
October 23, 2001

Royalty Agreements held by Newco Barbados

Mine	Royalty Agreement	Amending Agreement(s)	Owner

Don Mario Mine,	Royalty Agreement between Empresa	Amendment of Royalty Agreement	Orvana Minerals Corp.
Bolivia	Minera Paititi S.A., Compania Minera	between Empresa Minera Paititi
	Las Tojas S.A., Compania Minera Las	S.A., Compania Minera Las Tojas
	Palmas S.A., Imperial Mining S.A.,	S.A., Compania Minera Las Palmas
	Donald French, Richard Sumin, Frank	S.A., Imperial Mining S.A. and
	Schweitzer, Ted Pate, Mineral	Repadre International Corporation
	Resources Consultants International	dated October 19, 1999
S.A., Oitec International Inc., Belle
	Heaven Holdings S.A., Chiquitos	Letter Agreement between Repadre
	Internacional, S.A. and Edsal	International Corporation and
	Finance, Inc. dated February 2, 1996	Orvana Minerals Corp. dated
September 27, 1999

Assignment Agreement between Donald
French, Richard Sumin, Frank
Schweitzer, Ted Pate, Mineral
Resources Consultants International
S.A., Oitec International Inc., Belle
Heaven Holdings S.A., Chiquitos
Internacional, S.A. and Edsal Finance
and Repadre International Corporation
dated March, 1996

Lluvio de Oro Mine,	Net Smelter Return Royalty Agreement	Amendment Agreement between Great	Pecamin S.A.
Mexico	between Compania Minera Lluvia de Oro	Lakes Minerals Inc. [now Santa

Mine	Royalty Agreement	Amending Agreement(s)	Owner

	S.A. de C.V. and Repadre	Cruz Gold Inc.], Lluvia de Oro,
	International Corporation dated	Inc., Compania Minera Lluvia de
	September 9, 1996	Oro, S.A. de C.V., Newmex Mining
Company Ltd., Repadre

	Option Agreement between Great Lakes	International Corporation, and
	Minerals Inc., Compania Minera Lluvia	Repadre Capital Corporation dated
	de Oro S.A. de C.V. and Repadre	January 31, 1997
International Corporation dated
September 9, 1996

Letter Agreement between Repadre
International Corporation and Santa
Cruz Gold Inc. dated March 18, 1997

Net Smelter Return Royalty Agreement
between Compania Minera Pangea, S.A.
de C.V. and Repadre International
Corporation dated June 2, 1997

Dolores Deposit,	Letter Agreement between Repadre		Minefinders Corporation
Mexico	International Corporation and Francis		Ltd.
J.L. Guardia and John W. Perston
dated January 14, 1998

Letter Agreement between Minefinders
Corporation Ltd., Francis J.L.
Guardia and John W. Perston dated
January 27, 1993

Marmato Property,	Royalty Contract between Sociedad	Amendment Agreement between	Triple-S Corporation
Columbia	Minera Mistrato, S.A., Gran Colombia	Bolivar Goldfields Ltd., Sociedad	A.V.V. (by assignment)
	Resources Inc. and affiliated	Minera Mistrato, S.A. and Repadre	and Gran Colombia

Mine	Royalty Agreement	Amending Agreement(s)	Owner

	company, and Monrovia A.V.V. dated	International Corporation dated	Resources Inc.
	August 23, 1996	July 25, 2000

Assignment Agreement between Monrovia
A.V.V. and Repadre International
Corporation dated October, 1996

Assignment Agreement between GCR Gran
Colombia Resources A.V.V. and Bolivar
Goldfields A.V.V. dated June 1, 1999

Assignment Agreement between Bolivar
Goldfields Ltd. and Triple-S
Corporation A.V.V. dated July 25, 2000

Relief Canyon Mine,	Letter Agreement between Newgold,	Addendum to Letter Agreement dated	Newgold Inc.
Nevada	Inc. and Repadre International	October 30, 1995 between Newgold,
	Corporation dated October 30, 1995	Inc. and Repadre International
Corporation dated October 31, 1995

Net Smelter Return Royalty Agreement
between Newgold, Inc. and Repadre
International Corporation dated
October 3, 1996

Net Smelter Return Royalty Agreement
between Newgold, Inc. and Repadre
International Corporation dated June,
1997

Vueltas del Rio	Royalty Agreement between		Rio Narcea Gold Mines
Mine, Honduras	Centroamerica de Reprecentationes S.		Ltd.
de R.L. de C.V., Oceanic Bank and
Trust Ltd. and Milagro Minerals Inc.
dated September 13, 1994

Mine	Royalty Agreement	Amending Agreement(s)	Owner

Assignment Agreement between Oceanic
Bank and Trust Limited and Repadre
International Corporation dated
February 6, 1998

SCHEDULE “B”

DEBENTURE

SCHEDULE “C”

REGISTRATION RIGHTS AGREEMENT